Exhibit 21.1

OneWater Marine Inc.
List of Subsidiaries

Name	Jurisdiction of Organization

Bosun’s Assets & Operations, LLC	Delaware
Legendary Assets & Operations, LLC	Florida
Midwest Assets & Operations, LLC	Delaware
One Water Assets & Operations, LLC	Delaware
One Water Marine Holdings, LLC	Delaware
Singleton Assets & Operations, LLC	Georgia
South Florida Assets & Operations, LLC	Florida
South Shore Lake Erie Assets & Operations, LLC	Delaware
Central Assets & Operations, LLC	Delaware
T-H Marine Supplies, LLC	Delaware
CMC Marine, LLC	Delaware
Innovative Plastics, LLC	Delaware
Norfolk Marine Company	Virginia
Quality Assets & Operations, LLC	Delaware
Yachting Assets & Operations, LLC	Delaware
Ocean Bio-Chem Holdings, Inc.	Delaware
Ocean Bio-Chem Intermediate Holdings, Inc.	Delaware
Star Brite Europe, LLC	Florida
Ocean Bio-Chem LLC	Florida
Star-Brite Distributing, LLC	Delaware
Star Brite Distributing (Canada), LLC	Delaware
Kinpak, LLC	Delaware
Starbrite Sta-Put, LLC	Delaware
OdorStar Technology, LLC	Florida
All Oceans Closings LLC	Delaware
Denison Yachting, LLC	Delaware
Denison Europe SARL	Monaco
Yachting Partners	Delaware
Revver Digital, LLC	Delaware